Exhibit 10.1

Summary of the Bancinsurance Corporation 2010 Fiscal Year Executive Officer Bonus Plan (as
it relates to the named executive officers)

The purpose of the Bancinsurance Corporation (the “Company”) 2010 Fiscal Year Executive Officer Bonus Plan (the “Plan”) is to attract, retain and motivate high quality executives and reward executives for Company profitability. Under the Plan, each executive officer is eligible to receive a cash bonus based upon the achievement of pre-established Company and/or individual performance goals (with each component being weighted differently based on the executive officer’s position with the Company). For fiscal year 2010, the maximum bonus and the weighting of the Company goal and individual goal components for each named executive officer are as follows:

John S. Sokol, Chairman, Chief Executive Officer and President
Maximum Bonus as a % of Base Salary: 100%
Company Goal/Individual Goal Weighted Component: 100%/0%

Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary
Maximum Bonus as a % of Base Salary: 25%
Company Goal/Individual Goal Weighted Component: 100%/0%

Daniel J. Stephan, President of OIC Lender Services, a division of Ohio
Indemnity Company
Maximum Bonus: 10% of OIC Lender Services’ Net Income less Base Salary
Company Goal/Individual Goal Weighted Component: 0%/100%

Company Performance Goal Component (Messrs. Sokol and Nolan)

For fiscal year 2010, the Compensation Committee has established a 15% return on beginning equity (“ROE”) as the maximum Company performance goal. Under the Plan, ROE is calculated by dividing (1) the Company’s net income for fiscal year 2010 by (2) total shareholders’ equity at the beginning of fiscal year 2010.

The minimum and maximum Company performance goals for fiscal year 2010 were set by the Compensation Committee at a 7.5% ROE and a 15% ROE, respectively. Under the Plan:

•	if ROE for fiscal year 2010 is less than 7.5%, no bonus will be awarded for the Company goal component;
•
if the Company achieves a ROE of 7.5% for fiscal year 2010,
each executive officer will be entitled to receive a bonus
equal to the product of (1) 50% of the amount of such
officer’s maximum bonus and (2) the percentage of such
officer’s bonus allocated to the Company goal component;

•
if the Company achieves a ROE of 15% for fiscal year 2010,
each executive officer will be entitled to receive a bonus
equal to the product of (1) 100% of the amount of such
officer’s maximum bonus and (2) the percentage of such
officer’s bonus allocated to the Company goal component; and

•
if ROE for fiscal year 2010 falls between 7.5% and 15%, a
straight-line schedule will be used to determine the
percentage of the amount of the maximum bonus (ranging
between 50% and 100%) each executive officer will be entitled to receive in respect of the Company goal component.

Individual Performance Goal Component (Mr. Stephan)

Under the Plan, the Compensation Committee has established an individual performance goal for Mr. Stephan which consists of financial targets with respect to the product line for which Mr. Stephan has responsibility. Under the Plan, Mr. Stephan is eligible to receive a maximum bonus equal to up to 10% of OIC Lender Services’ net income for fiscal year 2010 less his base salary for fiscal year 2010. The calculation will first multiply OIC Lender Services’ net income for 2010 by 10% and then subtract his base salary for 2010 to determine the maximum bonus that Mr. Stephan will be entitled to receive in respect of his individual goal component. Following the completion of the 2010 fiscal year, the Compensation Committee will evaluate Mr. Stephan’s performance with respect to his individual performance goal and determine his bonus relating to the individual goal component.

Total Cash Bonus

Following the completion of the 2010 fiscal year, each executive officer will be entitled to receive a cash bonus equal to the sum of the Company performance goal component achieved and the individual performance goal component achieved. Under the Plan, bonuses for fiscal year 2010 performance will be paid to participants in early 2011; however, in the event that bonuses can be reasonably determined prior to December 31, 2010, the Committee shall have the right to approve bonus payments for fiscal year 2010 performance prior to December 31, 2010 so long as any adjustment determined after completion of the 2010 fiscal year is trued up with the applicable executive officer prior to March 15, 2011. If the true up adjustment is such that the executive officer owes money back to the Company, the Company has the right to withhold such amount from the executive officer’s payroll.

Miscellaneous

Notwithstanding anything to the contrary set forth in the Plan, the Compensation Committee shall have the right, in its sole discretion and for any reason, to reduce or eliminate the amount of any cash bonus otherwise payable to any executive officer under the Plan.

In the event that, at any time prior to the payment date of a cash bonus under the Plan, (1) a participant incurs a “separation from service” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), whether voluntary or involuntary, from the Company and all entities with whom the Company would be treated as a single employer for purposes of Sections 414(b) and (c) of the Code, or (2) a “change in control event” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Code) occurs with respect to the Company, the Compensation Committee shall have the right, in its sole discretion and for any reason, to determine whether, and the extent to which, cash bonuses shall be paid to any executive officer under the Plan.